MDU Resources Provides Five-Year Capital Plan Forecast
BISMARCK, N.D. — Nov. 22, 2016 — MDU Resources Group, Inc. (NYSE: MDU) today announced its capital expenditure forecast for 2017 through 2021.

“Our capital forecast reflects our resolve to grow our company,” said David L. Goodin, president and CEO of MDU Resources. “After completing recent sales of our exploration and production and refining businesses, our more streamlined business operations are focused on the growth opportunities at the regulated energy delivery and construction materials and services businesses. These businesses provide opportunities for growth with a lower business-risk profile that is now much less exposed to commodity prices.”

Capital Expenditures
	Forecast				Actual + 2016 Forecast	Forecast
(in millions)	2016	2017	2018	2019	2012 – 2016	2017 - 2021
Construction materials and services
Construction materials and contracting	$38	$43	$55	$46	$204	$236
Construction services	32	9	9	10	127	49
Total	$70	$52	$64	$56	$331	$285
Regulated energy delivery
Electric	$127	$135	$140	$110	$926	$582
Natural gas distribution	134	135	134	147	617	659
Pipeline and midstream	40	37	57	120	294	382
Total	$301	$307	$331	$377	$1,837	$1,623
Additional growth capital	$—	$150	$150	$—	$—	$300
Total*	$371	$509	$545	$433	$2,168	$2,208
* Excludes "Other" category as well as assumed net proceeds from the sale or disposition of property.

“Our forecast for 2017 through 2021 includes line-of-sight opportunities at our business units as well as additional growth capital. This additional capital is not allocated to a specific business unit and will be invested based on the risk-adjusted return potential of opportunities that are identified by our business development teams,” Goodin said.

The company expects its electric and natural gas utility to grow its rate base approximately 4 percent annually over the next five years on a compound basis. This growth projection is on a much larger base, having grown rate base at a record pace of 11 percent compounded annually over the past five-year period. MDU Resources’ utility operations are spread across eight states where customer growth is expected to be higher than the national average. This customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in new electric generation and transmission, and electric and natural gas distribution.

Included in the utility’s five-year capital investment program is a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles, which is expected to be completed in 2019. The company also is in the process of completing its 2017 Integrated Resource Plan and is evaluating its future generation and power supply portfolio options. The IRP will be finalized and filed by mid-2017. Future resource requirements identified in the IRP could require additional investment that would be incremental to the company’s five-year capital expenditures forecast.

The capital investment program at the pipeline and midstream business reflects organic growth projects and includes the previously announced Valley Expansion project, a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. This business is focused on improving existing operations and accelerating growth in its current markets while evaluating expansion into other basins.

At the company’s construction materials and services businesses, the capital expenditures forecast is focused primarily on normal equipment and plant replacements and upgrades. The passage of the $305 billion, five-year highway bill for funding of transportation infrastructure projects is a key part of the construction materials market and is expected to provide organic growth opportunities for this business. The company has sufficient working capital liquidity under its short-term credit facilities to take advantage of these opportunities. In addition to organic growth, the construction businesses are focused on growth through mergers and acquisitions, which would be funded through the additional growth capital of our five-year forecast.

“We are well-positioned to grow through organic opportunities at our regulated energy delivery businesses, as well as through the robust momentum we see in our construction businesses,” Goodin said. “We also see potential for merger and acquisition opportunities in all of our businesses. We expect, with a lower overall business-risk profile, to grow and generate solid long-term value for MDU Resources’ shareholders.”

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10‑Q.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, provides essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Janelle Steiner, assistant treasurer, 701-530-1031

Media:
Laura Lueder, manager of communications and public relations, 701-530-1095

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